Exhibit 99.2

          I, Thomas D. Ogaard, certify, based on my knowledge, that:

          (i)          The compensation committee of Princeton National Bancorp, Inc. has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period, senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to Princeton National Bancorp, Inc.;

          (ii)          The compensation committee of Princeton National Bancorp, Inc. has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Princeton National Bancorp, Inc., and has identified any features of the employee compensation plans that pose risks to Princeton National Bancorp, Inc. and has limited those features to ensure that Princeton National Bancorp, Inc. is not unnecessarily exposed to risks;

          (iii)          The compensation committee has reviewed, at least every six months during any part of the most recently completed fiscal year that was a TARP period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Princeton National Bancorp, Inc. to enhance the compensation of an employee, and has limited any such features;

          (iv)          The compensation committee of Princeton National Bancorp, Inc. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

          (v)          The compensation committee of Princeton National Bancorp, Inc. will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Princeton National Bancorp, Inc.;

(B) Employee compensation plans that unnecessarily expose Princeton National Bancorp, Inc. to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of Princeton National Bancorp, Inc. to enhance the compensation of an employee;

          (vi)          Princeton National Bancorp, Inc. has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

          (vii)          Princeton National Bancorp, Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period.

          (viii)          Princeton National Bancorp, Inc. has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed year that was a TARP period.

          (ix)          Princeton National Bancorp, Inc. and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

          (x)          Princeton National Bancorp, Inc. will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

          (xi)          Princeton National Bancorp, Inc. will disclose the amount, nature, and justification for the offering during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

          (xii)          Princeton National Bancorp, Inc. will disclose whether Princeton National Bancorp, Inc., the board of directors of Princeton National Bancorp, Inc., or the compensation committee of Princeton National Bancorp, Inc. has engaged during any part of the most recently completed fiscal year that was a TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

          (xiii)          Princeton National Bancorp, Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

          (xiv)          Princeton National Bancorp, Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Princeton National Bancorp, Inc. and Treasury, including any amendments;

          (xv)          Princeton National Bancorp, Inc. has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

          (xvi)          I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 USC 1001).

/s/ Thomas D. Ogaard

Thomas D. Ogaard

President & Chief Executive Officer

March 30, 2011